The Investment Company of America

December 31, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$898,154
Class B	$4,674
Class C	$16,802
Class F1	$35,803
Class F2	$19,215
Total	$974,648
Class 529-A	$30,756
Class 529-B	$618
Class 529-C	$3,957
Class 529-E	$1,021
Class 529-F1	$845
Class R-1	$804
Class R-2	$6,739
Class R-3	$12,066
Class R-4	$14,438
Class R-5	$15,941
Class R-6	$58,266
Total	$145,451

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6300
Class B	$0.3494
Class C	$0.3469
Class F1	$0.6058
Class F2	$0.6992
Class 529-A	$0.5952
Class 529-B	$0.3046
Class 529-C	$0.3264
Class 529-E	$0.5099
Class 529-F1	$0.6721
Class R-1	$0.3536
Class R-2	$0.3675
Class R-3	$0.5064
Class R-4	$0.6157
Class R-5	$0.7200
Class R-6	$0.7373

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,499,664
Class B	12,605
Class C	49,163
Class F1	64,597
Class F2	30,161
Total	1,656,190
Class 529-A	55,420
Class 529-B	1,912
Class 529-C	12,891
Class 529-E	2,115
Class 529-F1	1,383
Class R-1	2,378
Class R-2	19,117
Class R-3	24,902
Class R-4	24,828
Class R-5	23,274
Class R-6	81,909
Total	250,129

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$36.70
Class B	$36.58
Class C	$36.42
Class F1	$36.63
Class F2	$36.69
Class 529-A	$36.64
Class 529-B	$36.60
Class 529-C	$36.54
Class 529-E	$36.55
Class 529-F1	$36.61
Class R-1	$36.49
Class R-2	$36.53
Class R-3	$36.60
Class R-4	$36.63
Class R-5	$36.69
Class R-6	$36.69